Exhibit 5.1

BEIJING CENTURY CITY HONG KONG IRVINE SPECTRUM LONDON LOS ANGELES	30 Rockefeller Plaza New York, New York 10112 TELEPHONE (212) 408-2400 FACSIMILE (212) 408-2420 www.omm.com	NEWPORT BEACH SAN FRANCISCO SHANGHAI SILICON VALLEY TOKYO WASHINGTON, D.C.

February 4, 2004

Resolution Performance Products LLC

RPP Capital Corporation

1600 Smith Street, Suite 2400

Houston, TX 77002

Re: Registration of Securities of Resolution Performance

Products LLC and RPP Capital Corporation

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (File No. 333-112016), as amended (the “Registration Statement”), of Resolution Performance Products LLC, a Delaware limited liability company (the “Company”), and RPP Capital Corporation, a Delaware corporation (“RPP Capital” and, together with the Company, the “Issuers”), in connection with the Issuers’ offer (the “Exchange Offer”) to exchange up to $140,000,000 principal amount of the Issuers’ 8% Senior Secured Notes due 2009 that have been registered under the Securities Act of 1933 (the “New Notes”), for a like principal amount of the Issuers’ outstanding 8% Senior Secured Notes due 2009 (the “Old Notes”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate and limited liability company records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

We are of the opinion that when the certificate or certificates representing the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture dated as of December 22, 2003 (the “Indenture”) among the Issuers and The Bank of New York, as Trustee, in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the New Notes will be legally valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality,

Resolution Performance Products LLC

RPP Capital Corporation

February 4, 2004 - 2

reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

The law governed by this opinion is limited to the present federal law of the United States, the present law of the State of New York, the present General Corporation Law of the State of Delaware and the present Limited Liability Company Act of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP